Exhibit 99.1

Delta Financial Corporation Reports Third Quarter 2007 Results

Woodbury, NY, November 8, 2007 – Delta Financial Corporation (NASDAQ: DFC) today reported a net loss of $39.6 million, or $1.70 per diluted share, for the quarter ended September 30, 2007, compared to net income of $8.0 million, or $0.33 per diluted share, for the same period last year.  Delta originated $809 million of mortgage loans during the third quarter of 2007, an approximate 19% decrease from the third quarter of 2006.

“We are disappointed to report a loss for the third quarter,” explained Hugh Miller, president and chief executive officer.  “A variety of unprecedented market events took place during the quarter, which had a negative impact on not only our earnings, but those of virtually every company in the lending sector.  In response to these events, the Company took important steps during the quarter that enabled us to continue operating when many others were unable.”

“But more recently, the secondary markets, which began to improve since September, took a turn for the worse, initially driven by the rating agencies’ sudden downgrade of tens of billions of dollars worth of mortgage-backed and related securities,” stated Mr. Miller.  “This and other developments have severely limited the ability of companies in our sector to complete securitizations as a source of financing at this time.  As such, we have been pursuing financing alternatives, and are in discussions with potential investors that may lead to a significant issuance of debt or equity securities, and may result in significant dilution for existing stockholders.  We believe that obtaining additional working capital is our first and highest priority and a necessary step for the future of our Company.  Further disclosure with respect to the Company’s efforts to obtain financing will be provided as and when appropriate.”

Also in response to the continued disruption in the credit markets, the Company reports that it took what it believes to be the appropriate, but unfortunate, action today of reducing its staff by approximately 470 employees.  Remaining will be a core group that the Company believes can maintain a lower level of originations volume, and has the capability to quickly increase originations if and when market conditions improve.  The Company intends to continue to originate loans through its wholesale and retail channels utilizing more restrictive underwriting guidelines, including more robust income documentation programs, and higher mortgage rates.  In connection with the workforce reduction, the Company expects to incur a restructuring charge of approximately $7.5 million, of which approximately $1.4 million will be paid immediately in severance.

“We continue to believe there is both a need and demand for non-conforming loans, and hope to continue to satisfy that need as we have done for the last 25 years,” stated Mr. Miller.  “In doing so, we believe that, if and when the turmoil subsides, we are likely to face a marketplace with a small number of competitors and a much higher barrier to entry.  We also hope to take advantage of our Company’s strengths including our historical focus on fixed rate loans and our management’s depth and experience.”

Third Quarter 2007 and Related Highlights

•	Sold approximately $245 million of loans on a whole-loan basis for an average premium of 2.2%.
•	Completed an asset-backed securitization, accounted for as a sale, collateralized by $900 million of mortgage loans in September 2007.
•
Received stockholder approval on two proposals that authorized the issuance of the remainder of the securities included in the August 2007 financing transactions with Angelo, Gordon & Co., L.P. and 2.0 million shares of common stock to Pabrai Investment Funds, which, together, provided an infusion of $70 million in working capital.

•	Launched our FHA retail lending program.

Third Quarter 2007 Review

“In the face of what many characterized as among the worst-ever global credit market disruptions to-date – the magnitude and duration of which has been greater than anyone predicted – we buckled down and took what we believed to be the necessary actions, including raising additional working capital and implementing layoffs, to weather the storm and address key issues, including liquidity and loan production, during the third quarter,” stated Mr. Miller.  “In response, in early August, we made significant changes to our underwriting guidelines, increased rates and reduced our workforce, all resulting in a significant reduction in our origination volume.  In September, we launched a retail FHA lending program which we expect to grow in the months ahead.  This program adds another service that we can provide to our borrowers and has exhibited, to date, a more stable secondary market.”

“In early September, when very few asset-backed securitizations were being issued – and fewer still where all the bonds proposed to be sold were done so in their entirety – we completed an asset-backed securitization, accounted for as a sale, collateralized by $900 million of mortgage loans,” noted Mr. Miller.  “We received adverse pricing on this transaction as a result of the global credit crisis and consequent highly illiquid securitization market conditions at that time, but we were able to sell all of the bonds created in the securitization.  While we incurred a loss in connection with this transaction during the third quarter, by completing this securitization, we significantly reduced credit risk on our balance sheet and exposure to additional margin calls on warehouse lines.”

For the nine-months ended September 30, 2007, the Company reported a net loss of $34.0 million, or $1.46 per diluted share, compared to net income of $21.8 million, or $0.95 per diluted share, for the nine- months ending September 30, 2006.  The majority of the net loss for the three and nine months ended September 30, 2007 related to the Company’s third quarter securitization.

Net Interest Income

The Company’s net interest income, after provision for loan losses, decreased to $16.2 million in the third quarter of 2007, from $30.7 million in the third quarter of 2006.  The decrease is the direct result of lower originations, a lower loan portfolio balance - due to the third quarter 2007 securitization transaction which was accounted for as a sale, an increase to the loan loss provision, margin compression, an increase in non-accrual loans, slower amortization of deferred fees and lower percentage of prepayment penalty fee income collected as a percentage of the average loan portfolio.

Credit Performance

The allowance for loan losses represents 108 basis points, or $75.9 million, of the outstanding net loan portfolio at September 30, 2007, compared to 86 basis points, or $66.9 million, at June 30, 2007.  The $9.0 million increase reflects the seasoning of the outstanding on-balance sheet loan portfolio at September 30, 2007.  The Company’s allowance for loan losses is currently expected to cover principal losses over the next 18 to 24 months on the outstanding loan portfolio.  During the third quarter of 2007, the Company charged-off $12.5 million of loans, or 71 basis points annualized, against the allowance for loan losses. Loans delinquent greater than 90 days constituted 9.1% of the outstanding loan balance at September 30, 2007. Because the most recent securitization was structured as a sale, the pool of loans comprising this securitization (and corresponding securitization debt) was not added to our on-balance sheet loan portfolio. As a result, the overall seasoning of the portfolio grew quicker this quarter than in past periods, which exacerbated the increase that we experienced in both delinquency and charge-off percentages for the third quarter of 2007.  In the future, we expect delinquency percentages and charge-offs to continue to increase as the loan portfolio continues to season further, coupled with an expected weakening housing market.

Other Income

As reported during first and second quarter 2007 conference calls, “other income,” as anticipated, was minimal in the third quarter of 2007 and is expected to remain minimal in the future, as the majority of “other income” in previous years was primarily related to the increase in the fair values recorded on our excess cashflow certificates, all of which were sold during the first quarter of 2007.

Secondary Marketing (Securitized Loans and Loan Sales)

The Company completed an asset-backed securitization collateralized by $900 million of mortgage loans in September 2007, under its Renaissance Mortgage Acceptance Corp. shelf.  The securitization transaction was structured as a sale, in which it sold all of the bonds and the residual interest.

 Whole-loan sales in the third quarter of 2007 represented approximately 30% of total loan originations, or $244.5 million, with an average whole-loan sale premium of 2.2%.  While the Company’s whole loan pricing was lower than prior periods, it still received a significant premium above par, representing the demand for some of its fixed-rate loans.

The following table provides certain information regarding securitized loans and loans sold on a whole-loan basis during the three months ended September 30, 2007 and 2006:

	For the Three Months Ended September 30,
(Dollars in thousands)	2007	2006
Securitized loans - sold	$899,999	$--
Securitized loans - financed	--	824,999
Whole-loan sales	244,510	196,744
Total securitized loans and whole-loan sales	$1,144,509	$1,021,743

Liquidity and Working Capital Resources

 The Company raised $70 million of working capital from two sources in August 2007.  First, it entered into a one–year, $60 million financing with Angelo, Gordon & Co. collateralized by all of the securities and certificates entitling the holder to the net cash flows from the Company’s mortgage loans held for investment.  The Company also issued 10 million warrants to Angelo, Gordon & Co., which are exercisable at $5.00 per share, and expire in February 2009.  The fair value of the warrants, at the date of issuance, is treated as deferred warrant issuance costs, which will be amortized to interest expense over the life of the associated debt.  At September 30, 2007, the financing, net of the value of the warrants, totaled $52.5 million.  The financing can be prepaid at any time during the term without incurring prepayment penalties.

In August 2007, the Company also issued $10 million of convertible notes to funds managed by Mohnish Pabrai.

The Company received shareholder approval for both the issuance of the Angelo, Gordon & Co. warrants and the equity conversion for funds managed by Mohnish Pabrai at a special meeting of stockholders held on October 4, 2007.  As a result, the $10 million of convertible notes issued to these funds automatically converted to 2 million shares of our common stock.

In light of our reduced loan originations, we determined that carrying five credit providers (and securitization underwriters) was no longer prudent.  Therefore, in late September 2007, the Company did not renew one of its warehouse credit facilities, thus reducing the total number of warehouse lines (and securitization underwriters) to four, with a total borrowing capacity under the warehouse lines of $2.0 billion, of which $407 million was outstanding at September 30, 2007.

Loan Originations and Characteristics

The following tables provide information on the Company’s loan originations by loan type and origination channel for the three months ended September 30, 2007 and 2006:

	For the Three Months Ended September 30,
Loan Type:	2007	2006
Fixed-Rate Mortgages	98.4%	87.0%
Adjustable-Rate Mortgages	1.6%	13.0%
Total	100.0%	100.0%

(Dollars in thousands)	For the Three Months Ended September 30,				Quarter-Over-Quarter
Origination Channel:	2007		2006		Percentage Change
Wholesale	$412,291	51%	$505,728	51%	-18.5%
Retail	396,704	49%	489,204	49%	-18.9%
Total	$808,995	100%	$994,932	100%	-18.7%

Conference Call and Webcast

The Company’s conference call, which was previously scheduled for 10am on November 8th, has been postponed until further notice.

About the Company

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans.  The loans the Company originates are primarily fixed rate, and are secured by first mortgages on one- to four-family residential properties. The Company originates non-conforming loans through a network of independent brokers and the Company’s retail offices.  Since 1991, Delta has completed 53 asset-backed securitizations, collateralized by approximately $20.7 billion in mortgage loans.

Important Information Regarding Forward-Looking Statements.  Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties.  Forward-looking statements relate to, among other things, our liquidity needs, our capital raising plans, potential strategic alternatives, our earnings and profitability, our statements as to the benefits to be realized from revisions to our underwriting guidelines and reduced loan originations, the level of loan production, our plans to sell loans on a whole-loan basis, future competitive conditions in our sector, our ability to respond to future market conditions, our estimated expenses arising from our workforce reduction, and our ability to grow originations in the future.  There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements.  Such factors include, but are not limited to, our ability to consummate any capital raises or financings, the availability of funding at favorable terms and conditions, including, without limitation, the availability of warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole-loan markets on favorable terms and conditions or at all; rating agencies’ changes impacting over-collateralization levels and other terms of our outstanding and potential securitizations; competition; loan losses, loan prepayment rates, delinquency and default rates; repurchase obligations and early payment defaults; costs and potential liabilities associated with litigation, regulatory investigations or actions by state and/or federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, future tax rates and demand for our products and services; the state of the housing market; and other risks identified in our filings with the Securities and Exchange Commission, including those discussed in our Form 10-K under the captions “Business–Forward Looking Statements and Risk Factors” and “Risk Factors” and our Form 10-Q under the caption “Risk Factors.”  We disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

For More Information Contact:

Larry Karpen
Vice President
(516) 812-8222
lkarpen@deltafinancial.com

DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2007	2006	2007	2006
Interest income	$154,744	$122,313	$444,359	$337,022
Interest expense	117,041	84,734	327,201	228,294
Net interest income	37,703	37,579	117,158	108,728
Provision for loan losses	21,471	6,874	45,392	20,276
Net interest income after provision for loan losses	16,232	30,705	71,766	88,452

Non-interest income:
Net gain/(loss) on sale of mortgage loans[1]	(48,343)	9,501	(32,476)	23,601
Other income	23	1,815	2,108	9,447
Total non-interest income	(48,320)	11,316	(30,368)	33,048

Non-interest expense:
Payroll and related costs	14,467	16,505	49,249	50,098
General and administrative	17,908	12,390	46,825	35,974
Loss (Gain) on derivative instruments	197	262	210	(161)
Total non-interest expense	32,572	29,157	96,284	85,911

(Loss) Income before income tax (benefit) expense	(64,660)	12,864	(54,886)	35,589
Provision for income tax (benefit) expense	(25,024)	4,904	(20,914)	13,802
Net (loss) income	$(39,636)	$7,960	$(33,972)	$21,787

Per Share Data:
Basic - weighted average number of shares outstanding	23,347,304	23,213,262	23,324,493	22,214,538
Diluted - weighted average number of shares outstanding	23,347,304	23,978,901	23,324,493	23,021,825

Basic earnings per share - net (loss) income	$(1.70)	$0.34	$(1.46)	$0.98
Diluted earnings per share – net (loss) income	$(1.70)	$0.33	$(1.46)	$0.95

1  The amount shown for the three months and nine months ended September 30, 2007, is inclusive of the lower of cost or market adjustment recorded on the date we determined that the mortgage loans would be sold.

DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	At September 30, 2007 (unaudited)	At December 31, 2006
Assets:
Cash and cash equivalents	$4,207	$5,741
Mortgage loans held for investment, net of discounts and deferred origination fees	7,046,272	6,413,687
Less: Allowance for loan losses	(75,878)	(55,310)
Mortgage loans held for investment, net	6,970,394	6,358,377
Trustee receivable	32,152	73,361
Accrued interest receivable	52,823	41,684
Excess cashflow certificates	--	1,209
Equipment, net	7,212	8,287
Accounts receivable	17,792	4,872
Prepaid and other assets	79,609	49,836
Deferred tax asset	59,339	45,760
Total assets	$7,223,528	$6,589,127

Liabilities and Stockholders’ Equity
Liabilities:
Bank payable	$1,797	$1,557
Warehouse financing	406,675	335,865
Financing on mortgage loans held for investment, net	6,514,154	6,017,947
Other borrowings	68,582	5,970
Accrued interest payable	28,701	25,052
Accounts payable and other liabilities	88,323	53,160
Total liabilities	7,108,232	6,439,551

Stockholders’ Equity
Common stock	235	234
Additional paid-in capital	148,289	141,984
(Accumulated deficit)/Retained earnings	(26,125)	10,180
Accumulated other comprehensive loss	(5,785)	(1,504)
Treasury stock, at cost	(1,318)	(1,318)
Total stockholders’ equity	115,296	149,576
Total liabilities and stockholders’ equity	$7,223,528	$6,589,127